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EXHIBIT 99.1

Resource Extraction Payment Report

for the Fiscal Year Ended December 31, 2023

Segment	Project /Subnational Political Jurisdiction	Resource (Mineral) & Method of Extraction	Governmental Recipient/Country	Payment Type (Taxes, Fees)	Dollars (In thousands)

Metallurgical	West Virginia	Coal - Underground Mining	U.S. Federal government	Federal black lung excise taxes	$981
	West Virginia	Coal - Underground Mining	U.S. Federal government	Federal reclamation fees	829
	West Virginia	Coal - Underground Mining	U.S. Federal government	Black lung benefits	426
	Total West Virginia Metallurgical payments:				$2,236

Thermal	Colorado	Coal - Underground Mining	U.S. Federal government	Federal black lung excise taxes	$2,262
	Colorado	Coal - Underground Mining	U.S. Federal government	Federal reclamation fees	256
	Colorado	Coal - Underground Mining	U.S. Federal government	Black lung benefits	44
	Total Colorado Payments				$2,562

	Wyoming	Coal - Open Pit	U.S. Federal government	Federal black lung excise taxes	$31,984
	Wyoming	Coal - Open Pit	U.S. Federal government	Federal reclamation fees	14,157
	Wyoming	Coal - Open Pit	U.S. Federal government	Black lung benefits	—
	Total Wyoming payments				$46,141

	Total Thermal payments:				$48,703

Corporate and Other	(1)	Coal - Underground Mining and Open Pit	U.S. Federal government	Federal Income Taxes	$850
Corporate and Other	(2)	Other	U.S. Federal government	Black Lung Benefits	$1,023

(1)	The United States federal government levies income taxes at the Arch Resources, Inc. (“Arch Resources”) level rather than on a per project basis. Income tax payment information in the table above is presented at the Arch Resources entity level.
(2)	Other represents Black Lung Benefits for idle or sold operations.

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2023
Total Payments (by Payment Type)	(In thousands)
Federal black lung excise taxes	$35,227
Federal reclamation fees	15,242
Black lung benefits	1,493
Federal Income Taxes	850

Total payments to U.S. Federal government	$52,812